Exhibit 23.1

Lara Marambio & Asociados RIF J-00327665-0 Torre B.O.D., Piso 21 Av. Blandin, La Castellana Caracas 1060 - Venezuela Telf: +58 (212) 206 8501 Fax: +58 (212) 206 8870 www.deloitte.com/ve

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement under Schedule B of our reports dated February 3, 2021, relating to the financial statements as of and for the years ended December 31, 2020, 2019 and 2018 of CORPORACION ANDINA DE FOMENTO and the effectiveness of CORPORACION ANDINA DE FOMENTO’s internal control over financial reporting, appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte

Caracas - Venezuela

July 12, 2021

Lara Marambio & Asociados. A member firm of Deloitte Touche Tohmatsu Limited.

www.deloitte.com/ve

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and Independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.